     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933
                                ---------------
                      NEW DIRECTIONS MANUFACTURING, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
                                ---------------

            NEVADA                             2511                         86-0671974
 (STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                                ---------------

              2940 W. WILLETTA                                2940 W. WILLETTA
              PHOENIX, AZ 85009                              PHOENIX, AZ 85009
               (602) 352-1165                                  (602) 352-1165
       (ADDRESS AND TELEPHONE NUMBER OF                 (ADDRESS OF PRINCIPAL PLACE
         PRINCIPAL EXECUTIVE OFFICE)                            OF BUSINESS)

                            PARACORP, INCORPORATED
                      318 NORTH CARSON STREET, SUITE 208
                             CARSON CITY, NV 89701
                                (888) 972-7273
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
                           LAWRENCE W. HORWITZ, ESQ.
                                HORWITZ & BEAM
                         TWO VENTURE PLAZA, SUITE 380
                               IRVINE, CA 92618
                                (714) 453-0300
                                ---------------
  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                          PROPOSED
                                             PROPOSED     MAXIMUM
                              NUMBER OF      MAXIMUM     AGGREGATE   AMOUNT OF
  TITLE OF EACH CLASS OF     SHARES TO BE OFFERING PRICE  OFFERING  REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED   PER SHARE(1)   PRICE(1)      FEE
--------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.....................   1,000,000       $4.94      $4,940,000  $1,496.97
--------------------------------------------------------------------------------
Common Stock, $0.001 par
 value, underlying
 H&B options(2)............      25,000       $2.25      $   56,250  $   17.05
--------------------------------------------------------------------------------
Total......................   1,025,000                  $4,996,250  $1,514.02
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 and based upon the average of the bid and asked prices for the Common Stock on June 24, 1997, as reported by the OTC Bulletin Board.

(2) Represents Common Stock issuable to Horwitz & Beam, Inc. upon exercise of options granted to Horwitz & Beam, Inc. as counsel to the Company ("H&B Options") in connection with this Offering. Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers any additional common shares which may become issuable by reason of the anti-dilution provisions of the H&B Options. Registration fee calculated pursuant to Rule 457(g)(2).
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       NEW DIRECTION MANUFACTURING, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATIONS S-B

                       SHOWING LOCATION IN THE PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

   FORM SB-2 ITEM NUMBER AND CAPTION                  PROSPECTUS
   ---------------------------------                  ----------
 1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus....................... Facing Page of Registration Statement:
                                         Outside Front Cover Page of
                                         Prospectus

 2. Inside Front and Outside Back Cover
      Pages of Prospectus ............. Available Information; Incorporation
                                         of Certain Documents by Reference;
                                         Table of Contents

 3. Summary Information; Risk Factors . Prospectus Summary; Risk Factors

 4. Use of Proceeds ................... Prospectus Summary; Business of the
                                         Company; Use of Proceeds

 5. Determination of Offering Price ... Risk Factors; Underwriting

 6. Dilution .......................... Dilution

 7. Selling Security Holders .......... Not Applicable

 8. Plan of Distribution .............. Underwriting

 9. Legal Proceedings ................. Not Applicable

10. Directors, Executive Officers,
      Promoters and Control Persons ... Management and Principal Shareholders

11. Security Ownership of Certain
      Beneficial Owners and Management
      ................................. Management and Principal Shareholders

12. Description of Securities to be
      Registered....................... Description of Securities

13. Interests of Named Experts and
      Counsel.......................... Not Applicable

14. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities.................. Indemnification of Directors and
                                         Officers

15. Organization Within Last Five
      Years............................ Business of the Company

16. Description of Business............ Business of the Company

17. Management's Discussion and
      Analysis of Plan of Operation.... Management's Discussion and Analysis
                                         of Financial Condition and Results of
                                         Operations

18. Description of Property............ Business of the Company (Properties)

19. Certain Relationships and Related
      Transactions..................... Certain Transactions

20. Market for Common Equity and
      Related Stockholder Matters...... Risk Factors; Underwriting

21. Executive Compensation............. Total Executive Compensation

22. Consolidated Financial Statements.. Consolidated Financial Statements

23. Changes In and Disagreements With
      Accountants on Accounting and
      Financial Disclosure............. Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JULY 2, 1997

PROSPECTUS

                       NEW DIRECTIONS MANUFACTURING, INC.

                                1,000,000 SHARES
                                       OF
                                  COMMON STOCK
                               ($0.001 PAR VALUE)

  The shares of Common Stock of New Directions Manufacturing, Inc., a Nevada corporation (the "Company") offered hereby (the "Shares") will be sold from time to time by the shareholders described herein (the "Selling Shareholders") in transactions in the national over-the-counter market or otherwise at prices prevailing at the time of sale. The Company will not receive any of the proceeds from the sale of the Shares. All expenses incurred in registering the Shares are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. See "Selling Shareholders."

  The Shares offered hereby have been acquired by the Selling Shareholders from the Company in private transactions and are "restricted securities" under the Securities Act of 1933, as amended (the "Act"), prior to their sale hereunder. This Prospectus has been prepared for the purpose of registering the Shares under the Act to allow for future resales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution."

  Brokers or dealers effecting transactions in the Shares should confirm the registration of the Shares under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Shares.

  The Common Stock of the Company is traded in the over-the-counter market and quoted on the National Association of Securities Dealers Electronic Bulletin Board ("OTC Bulletin Board") under the symbol "NDMI." The closing bid and asked prices for the Common Stock on June 24, 1997, as reported by the OTC Bulletin Board were $4.625 and $5.25 per share, respectively. To date, the volume of trading in the Common Stock has been limited and, therefore, the market prices for the Common Stock may not accurately reflect the value of the Company.

                                  -----------
          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 4.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 1997

                             AVAILABLE INFORMATION

  The Company is not presently subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    1
RISK FACTORS..............................................................    3
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS...................    6
DIVIDEND POLICY...........................................................    6
SELECTED FINANCIAL DATA ..................................................    6
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................    7
BUSINESS OF THE COMPANY...................................................    9
MANAGEMENT................................................................   12
PRINCIPAL SHAREHOLDERS....................................................   15
SELLING SHAREHOLDERS......................................................   16
PLAN OF DISTRIBUTION......................................................   16
DESCRIPTION OF SECURITIES.................................................   17
LEGAL MATTERS.............................................................   17
EXPERTS...................................................................   17
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise specifically referenced, all references to dollar amounts refer to United States dollars.

THE COMPANY

  The Company was incorporated under the laws of the state of Nevada on January 9, 1997. In July 1996, Sean F. Lee acquired an option to purchase 100% of the issued and outstanding common stock of New Directions--Manufacturers of Contemporary Furniture, Inc. ("New Directions"), a manufacturer and distributor of contemporary oak wood furniture. See "Business of the Company." The Company acquired the option ("Option") to purchase the outstanding capital stock of New Directions in exchange for $100,000. The Stock Purchase Agreement and the companion agreements pertaining to the acquisition of New Directions by the Company shall collectively be referred to herein as the "Acquisition Agreement."

  The terms of the Acquisition Agreement include the following:

    1. The Company held the option to purchase 100% of the issued and outstanding common stock of New Directions for the stated purchase price of $2.08 million, of which approximately $1.18 million was to be paid in cash on or before January 31, 1997, the purchase price of the option of $100,000 would be credited, and $800,000 was to be financed by the Sellers under the terms of a four year promissory note bearing interest at the rate of 8% annually with level principal and interest payments due monthly. The amount of the cash payments to be made at closing was dependent upon the amount of New Directions' accounts receivable on the closing date.

    2. The selling shareholders of New Directions, which included its current officers and directors, have agreed to a five year non-compete covenant.

    3. Except as noted in (4) below, the officers and directors of both the Company and New Directions would resign and be replaced with the nominees of the Company. (See "Management.")

    4. Jack Horner, Jr., a co-founder, shareholder and executive officer of New Directions, would continue to serve as the Vice-President of the Company after the Company's acquisition of New Directions.

    5. Two key executive officers of the Company, Donald A. Metke and Jack Horner, Jr., were each issued 510,000 shares of restricted common stock of the Company in exchange for the payment of par value and to ensure their long term commitment to the Company. Sean F. Lee was issued 1,410,000 shares of restricted common stock of the Company.

  On January 15, 1997, the Company exercised the Option with a cash payment of $1,180,000. The remaining balance of the purchase price of $800,000 was financed by the sellers according to a promissory note under the terms set forth in (1) above. There remains due and owing $727,807.07 under the note, as of May 30, 1997.

  The Company entered into a Plan of Merger (the "Merger Agreement") with Premier Ventures & Exploration, Inc., a Louisiana corporation ("Premier") on February 25, 1997. The purpose of the merger was to change the corporate domicile of the Company from Louisiana to Nevada. Prior to the execution of the Merger Agreement, Premier was a public company with dormant operations and had 3,560,296 shares of common stock outstanding. Premier's common stock was listed on the NASD's over-the-counter market as of January 6, 1997. Pursuant to the terms of the Merger Agreement, the Premier shareholders received one share of the Company for every share of Premier common stock they held, all Premier stock was cancelled, and Premier was merged with and into the Company, leaving the Company as the surviving entity. The Merger was effective on April 16, 1997.

  The address of the Company's principal executive offices is 2940 W. Willetta, Phoenix, AZ 85009. The Company's telephone number is (602) 352-1165. Unless otherwise noted, the "Company" as used in this Prospectus, will refer to the consolidated entities described above.

                                  THE OFFERING

 Common Stock Outstanding on May 30, 1997..... 4,916,960
 Common Stock Offered by Selling Shareholders. 1,000,000
 Risk Factors................................. The securities offered hereby involve a high degree of risk
                                               and immediate substantial
                                               dilution. See "Risk Factors."
 OTC Bulletin Board Symbol.................... NDMI

                         SUMMARY FINANCIAL INFORMATION

  The following table presents selected historical financial data for the Company derived from the Company's Financial Statements. The historical financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements and notes thereto of the Company, which are incorporated by reference into this Prospectus. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                           FISCAL YEAR ENDED      SIX MONTHS ENDED
                                JUNE 30              DECEMBER 31
                         ---------------------  ----------------------  FIVE MONTHS ENDED
                            1996       1995        1996        1995       MAY 31, 1997
                         ---------- ----------  ----------  ----------  -----------------
STATEMENT OF OPERATIONS
 DATA:
Revenue................. $5,802,840 $4,607,085  $2,872,989  $2,789,447     $2,704,753
Net income (loss)....... $   50,078 $  (30,370) $ (213,734) $ (111,210)    $   28,079
Net income (loss) per
 share.................. $       50 $      (30) $     (214) $     (111)    $     0.01

                           FISCAL YEAR ENDED SIX MONTHS ENDED  FIVE MONTHS ENDED
                             JUNE 30, 1996   DECEMBER 31, 1996   MAY 31, 1997
                           ----------------- ----------------- -----------------
BALANCE SHEET DATA:
Working Capital...........     $576,812          $385,689         $  807,467
Total assets..............     $890,070          $681,063         $2,921,532
Total liabilities.........     $268,925          $273,653         $  995,178
Stockholder's equity......     $621,145          $407,410         $1,926,354

                                 RISK FACTORS

  An investment in the Securities offered in this Prospectus involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. Accordingly, prospective investors should consider carefully the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus, before purchasing the Securities offered hereby.

  Limited Operating History. Although New Directions has operated profitably for several years and the Company's new management team has many years of significant experience in the retail and furniture manufacturing businesses, the Company, as envisioned by the Acquisition Agreement, will have no operating history and its financial health will be subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success of the Company must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the startup and growth of a new business, and the competitive environment in which the Company will operate. The Company's success is dependent upon the successful development and marketing of its products, as to which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, market acceptance, sales, and marketing. The failure of the Company to meet any of these conditions would have a materially adverse effect upon the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can or will ever operate profitably. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of the Company--Marketing" and "--Competition."

  Dependence Upon Key Personnel. The Company's success depends, to a significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain, and motivate qualified personnel, and consequently has entered into employment agreements with certain key officers. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company does not have key person life insurance on any of its key employees. See "Management."

  Reliance on Management. All decisions with respect to the management of the Company will be made by the Company's directors and officers. Accordingly, no person should purchase any shares offered herein unless the subscriber is willing to entrust all aspects of management to the Directors and Officers of the Company. Furthermore, the success of the Company is initially dependent upon the continued services of the Company's senior management and their ability to secure new accounts with large national retailers. The loss of their services could have a material adverse effect on the Company's business and prospects.

  Competition. The Company will be competing with other established businesses that market similar products. Many of these companies have greater capital, marketing and other resources than the Company. There can be no assurance that these or other entities will not develop new or enhanced products that have greater market acceptance than any that may be marketed by the Company. There can be no assurance that the Company will successfully differentiate itself from its competitors or that the market will consider the Company's products to be superior or to or more appealing than those of its competitors. Market entry by any significant competitor may have an adverse effect on the Company's sales and profitability. See "Business of the Company-- Competition."

  Control by Principal Shareholders. Upon completion of this Offering, the Company's shareholders, including its officers and directors, will continue to own a majority of the outstanding shares of the Company. As a result, the Company's principal shareholders will be able to elect all members of the Board of Directors of the Company and thereby control the affairs and management of the Company and will be able to effectively control all matters requiring shareholder approval, including amendments to the Company's articles of incorporation, mergers, share exchanges, the sale of all or substantially all of the Company's assets, and other fundamental transactions. The factors discussed above, either individually or in the aggregate, could adversely affect the market price of the Common Stock. (See "Principal Shareholders.")

  Substantial Dilution. In many cases, the officers, directors, and present shareholders of the Company have acquired their interest at a cost substantially lower than that which investors will pay for the Common Stock offered hereby. As a result, investors participating in this offering will likely incur immediate, substantial dilution in the net tangible book value per share. The net tangible book value of a share represents the amount of the Company's tangible assets less the amount of its liabilities, divided by the number of shares outstanding.

  Lack of Dividends. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. See "Dividend Policy."

  Future Capital Needs Could Result in Dilution to Investors; Additional Financing Could be Unavailable or Have Unfavorable Terms. The Company's future capital requirements will depend on many factors, including cash flow from operations, progress in its research and development, competing market developments, and the Company's ability to market its proposed products successfully. Although the Company currently has no specific plans or arrangements for financing, to the extent that the Company's working capital is insufficient to fund the Company's activities, it may be necessary to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations. The Company anticipates that its existing capital resources, together with the net proceeds of this Offering, will be adequate to satisfy its operating expenses and capital requirements for at least 12 months after the date of this Prospectus. However, such estimates may prove to be inaccurate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of the Company" and Financial Statements.

  Economic Conditions and Consumer Spending. As with other businesses, the Company's results may be adversely affected by unfavorable local, regional or national economic conditions affecting disposable consumer income. There can be no assurance that consumer spending will not decline in response to economic conditions, thereby adversely affecting the Company's growth, net sales, and profitability.

  Unpredictable Product Acceptance; Lack of Distribution Agreements. There can be no assurance that the Company's marketing and/or sales strategies will be effective and that consumers will buy the Company's products. The failure of the Company to penetrate its markets would have a material adverse effect upon the Company's operations and prospects. Market acceptance of the Company's products will depend in part upon the ability of the Company to demonstrate the advantages of its products over competing products. In addition, the Company's sales strategy for its products contemplates sales to markets yet to be established. Also, the Company currently has no distribution agreements for any of its products in place. See "Business of the Company--Marketing" and "-- Competition."

  Difficulty of Planned Expansion; Management of Growth. The Company has expanded its operations rapidly, and it plans to continue to further expand its level of operations in all areas following the Offering. The Company's operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, the Company's planned expansion of operations may cause significant strain on the Company's management, technical, financial, and other resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train, and motivate qualified managers and employees. There can be no assurance, however, that the Company will successfully be able to achieve these goals. If the Company is unable to manage growth effectively, its operating results will be adversely affected.

  No Outside Directors. The Company's Board of Directors presently consists of three (3) directors: Sean F. Lee, Chairman of the Board; Donald A. Metke, President, Chief Operating Officer, Chief Financial Officer, Director; and Jack Horner, Jr., Vice President, Secretary, Director. Therefore, the Company's Board of Directors has no outside directors and insiders can presently control certain policies, actions, and decisions of the Company. See "Management--Directors and Executive Officers."

  Potential Conflicts of Interest Between the Company and its Officers, Directors, and Shareholders. Any of these relationships could result in a conflict of interest for the Company. See "Business of the Company-- Properties," "Certain Transactions," and "Principal Shareholders."

  Offering Price and Subsequent Trading Dependent Upon Market. The securities to be offered hereby will be offered at the market price prevailing at the time of the offer, which price may vary and may have a limited relationship, or no relationship, to the Company's assets, book value, results of operations, or other established criteria of value. The offering price also may not be indicative of the prices that will prevail in the subsequent trading market for the Company's securities. The Company's securities will trade in the subsequent trading market at prices that may vary and have a limited relationship, or no relationship, to the Company's assets, book value, results of operations, or other established criteria of value.

  Shares Eligible for Future Sale. Of the 4,916,960 shares of Common Stock issued and outstanding as of the date of this Prospectus, 3,557,283 shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Act, and will become eligible for sale in the public market subject to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell restricted securities in ordinary brokerage transactions or in transactions directly with a market maker within any three-month period limited to a number of shares which does not exceed the greater of one percent of the Company's then-outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale (without any quantity limitations) of "restricted securities" by a person who is not an affiliate of the issuer and who has satisfied a two-year holding period. Future sales of such shares could have an adverse effect on the market price of the Common Stock. One million of the 3,557,283 "restricted securities" are being registered herein and, upon effectiveness, will be eligible for sale in the public market. See "Description of Securities."

  Risks Relating to Low-Price Stocks. The Company's Common Stock is quoted and traded on the Over-the-Counter Bulletin Board ("OTC Bulletin Board"). As a result, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, trading in the Common Stock would be covered by Rules 15g-1 through 15g-100 promulgated under the Exchange Act for non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend such securities must satisfy burdensome sales practice requirements. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

  The Common Stock of Premier Ventures & Exploration, Inc. ("Premier") began trading on the NASD's over-the-counter market as of January 6, 1997. On April 16, 1997, Premier was merged with and into the Company. The stock symbol was changed from "PVEI" to "NDMI" on April 25, 1997. Trading activity with respect to the Company's Common Stock has been extremely limited and sporadic. From the time of listing through June 24, 1997, the high bid price was $12.00 and the low bid price was $3.00; quarter end high and low bids, as reported by the OTC Bulletin Board, for the first two quarters of 1997 are set forth below, which quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not reflect actual transactions:

                                                                    HIGH   LOW
                                                                   ------ ------
      1997
       First Quarter.............................................. $12.00 $1.875
       Second Quarter............................................. $ 9.50 $ 3.00

  As of May 30, 1997, there were approximately 129 shareholders of record of the Company's Common Stock. On June 24, 1997, the closing bid price for the Company's Common Stock was $4.625.

                                DIVIDEND POLICY

  The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business.

                            SELECTED FINANCIAL DATA

  The following selected financial data are qualified by reference to, and should be read in conjunction with, the Financial Statements, related Notes to Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the fiscal year ended 1995, the fiscal year ended 1996, the six months ended December 31, 1995, the six months ended December 31, 1996, and the five months ended May 31, 1997. The data has been derived from Financial Statements included elsewhere in this Prospectus that were audited by Evers & Company, Ltd., except for the information relating to the six months ended December 31, 1995, the six months ended December 31, 1996, and the five months ended May 31, 1997, which is unaudited. No dividends have been paid for any of the periods presented.

                                                                           FIVE
                           FISCAL YEAR ENDED      SIX MONTHS ENDED        MONTHS
                               JUNE 30,             DECEMBER 31,          ENDED
                         ---------------------  ----------------------   MAY 31,
                            1996       1995        1996        1995       1997
                         ---------- ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS
 DATA:
 Revenue................ $5,802,840 $4,607,085  $2,872,989  $2,789,447  $2,704,753
 Net income (loss)...... $   50,078 $  (30,370) $ (213,734) $ (111,210) $   28,079
 Net income (loss) per
  share................. $       50 $      (30) $     (214) $     (111) $     0.01

                                                                         FIVE
                                             FISCAL YEAR  SIX MONTHS    MONTHS
                                                ENDED       ENDED       ENDED
                                              JUNE 30,   DECEMBER 31,  MAY 31,
                                                1996         1996        1997
                                             ----------- ------------  -------
BALANCE SHEET DATA:
 Working capital............................  $576,812     $385,689   $  807,467
 Total assets...............................  $890,070     $681,063   $2,921,532
 Total liabilities..........................  $268,925     $273,653   $  995,178
 Stockholder's equity.......................  $621,145     $407,410   $1,926,354

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion regarding the financial statements of the Company should be read in conjunction with the Financial statements of the Company included herewith.

OVERVIEW

  The Company is engaged in the business of manufacturing and supplying oak wood furniture.

RESULTS OF OPERATIONS

 Fiscal Year Ended June 30, 1996 as Compared to Fiscal Year Ended June 30,
1995

  Net sales in fiscal 1996 were $5,802,480 compared to net sales for the year ended June 30, 1995 of $4,607,085. The Company has been able to build current accounts based on quality of their product which has resulted in increased demand and production.

  Net income in fiscal 1996 was $50,078 compared to a net loss for the year ended June 30, 1995 of ($30,370).

  In comparison to similar companies, the Company's fiscal management has been extremely conservative. The Company has not relied upon any outside debt to finance its business and currently has no long term obligations except a capital lease. With credit terms that allow no exceptions from full payment within 30 days, the average age of the Company's accounts receivable is only 45 days.

  As a result of its conservative management, the Company's growth has been limited significantly. The Company has limited itself by its credit limits and/or terms. In addition, the Company's limited investment in production equipment has restricted the Company's ability to capitalize on modern automation technologies which could enable the Company to improve manufacturing efficiencies and reduce costs.

 Six Months Ended December 31, 1996 as Compared to the Six Months Ended December 31, 1995

  Revenues for the six months ended December 31, 1996 were $2,872,989 as compared to revenues for the six months ended December 31, 1995 of $2,789,447.

  Cost of goods sold for the six months ended December 31, 1996 was $2,419,573 compared to cost of goods sold for the six months ended December 31, 1995 of $2,441,118. The Company's gross profit for the six months ended December 31, 1996 was $453,416 and net loss was $(213,734). The Company's gross profit for the six months ended December 31, 1995 was $348,329 and net loss was $(111,210).

  As of December 31, 1996, the Company had cash reserves of $-0- and total current assets of $634,955 as compared to the six months ended December 31, 1995 when the Company had cash reserves of $28,079 and total current assets of $698,031.

 Five Months Ended May 31, 1997

  Revenues for the five months ended May 31, 1997 were $2,704,753.

  Cost of goods sold for the five months ended May 31, 1997 was $2,241,238. The Company's gross profit for the five months ended May 31, 1997 was $463,515 and net income was $28,079.

  As of May 31, 1997, the Company had cash reserves of $385,346 and total current assets of $1,293,245.

  However, as the Company expands its distribution activities, it could experience a decrease in net income pending an increase in sales revenues, and may be required to obtain additional financing to fund operations or to obtain additional financing to the extent necessary to augment its working capital through public or private issuance of equity or debt securities.

  On April 15, 1997, the Company signed a letter of intent with Bank One, Arizona, N.A. for a $500,000 revolving line of credit with the following terms:

   Maturing date:      April 15, 1998
   Interest:           Bank Ones Prime Rate plus 1.00% adjusted daily
   Terms of repayment: Monthly
   Maturing date:      April 15, 1998
   Loan Fees:          $5,000
   Collateral:         First (and only) lien position on all of Borrower(s):
                       (a) accounts receivable, accounts, general intangibles,
                       chattel paper, instrument, documents, and other forms of
                       obligations and receivables, including proceeds thereof,
                       now existing or hereafter acquired; and (b) inventory,
                       merchandise, raw materials, work-in-process, and
                       supplies, including proceeds thereof, now existing or
                       hereafter acquired.

LIQUIDITY AND CAPITAL RESOURCES

  Initial start-up funding of $2,550 was raised through the sale of 2,550,000 shares of the Company's Common Stock to its founders and other principals for $0.001 per share.

  On January 9, 1997, the Company commenced a private placement of 1,000,000 shares of its Common Stock at $2.25 per Share (the "Private Placement"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The shares of Common Stock issued in the Private Placement are being registered herein. The offering generated net proceeds of approximately $1,932,500, net of offering costs and expenses and commissions of $317,500.

  At May 31, 1997, the Company had outstanding current liabilities of $485,778. The Company anticipates satisfying its current liabilities in the ordinary course of business from revenues.

  The Company plans on expending approximately $50,000 over the next twelve 12 months upgrading and acquiring new equipment.

  The Company does not believe that inflation has had a significant impact on its operations since inception of the Company.

FLUCTUATIONS IN OPERATING RESULTS; SEASONALITY

  Annual and quarterly fluctuations in the Company's results of operations may be caused by the timing and composition of orders from the Company's customers and distribution channels. The Company's future results also may be affected by a number of factors, including its ability to offer products at competitive prices and to anticipate customer demands. The Company's results may also be affected by economic conditions in the geographical areas in which the Company operates. Further, the furniture industry is affected by seasonality, with the summer months tending to be the slowest part of the year. All of the foregoing may result in substantial unanticipated quarterly earnings shortfalls or losses. Due to all of the foregoing, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

                            BUSINESS OF THE COMPANY

HISTORY

  The Company was incorporated under the laws of the state of Nevada on January 9, 1997. In July 1996, Sean F. Lee acquired an option to purchase 100% of the issued and outstanding common stock of New Directions-Manufacturers of Contemporary Furniture, Inc. ("New Directions"), a manufacturer and distributor of contemporary oak wood furniture. See "Business of the Company." The Company acquired the option ("Option") to purchase the outstanding capital stock of New Directions in exchange for $100,000. The Stock Purchase Agreement and the companion agreements pertaining to the acquisition of New Directions by the Company shall collectively be referred to herein as the "Acquisition Agreement."

  The terms of the Acquisition Agreement include the following:

    1. The Company held the option to purchase 100% of the issued and outstanding common stock of New Directions for the stated purchase price of $2.08 million, of which approximately $1.18 million was to be paid in cash on or before January 31, 1997, the purchase price of the option of $100,000 would be credited, and $800,000 was to be financed by the Sellers under the terms of a four year promissory note bearing interest at the rate of 8% annually with level principal and interest payments due monthly. The amount of the cash payments to be made at closing was dependent upon the amount of New Directions' accounts receivable on the closing date.

    2. The selling shareholders of New Directions, which included its current officers and directors, have agreed to a five year non-compete covenant.

    3. Except as noted in (4) below, the officers and directors of both the Company and New Directions would resign and be replaced with the nominees of the Company. (See "Management.")

    4. Jack Horner, Jr., a co-founder, shareholder and executive officer of New Directions, would continue to serve as the Vice-President of the Company after the Companys acquisition of New Directions.

    5. Two key executive officers of the Company, Donald A. Metke and Jack Horner, Jr., were each issued 510,000 shares of restricted common stock of the Company in exchange for the payment of par value and to ensure their long term commitment to the Company. Sean F. Lee was issued 1,410,000 shares of restricted common stock of the Company.

  On January 15, 1997, the Company exercised the Option with a cash payment of $1,180,000. The remaining balance of the purchase price of $800,000 was financed by the sellers according to a promissory note under the terms set forth in (1) above. There remains due and owing $727,807.07 under the note, as of May 30, 1997.

  The Company entered into a Plan of Merger (the "Merger Agreement") with Premier Ventures & Exploration, Inc., a Louisiana corporation ("Premier") on February 25, 1997. The purpose of the merger was to change the corporate domicile of the Company from Louisiana to Nevada. Prior to the execution of the Merger Agreement, Premier was a public company with dormant operations and had 3,560,296 shares of common stock outstanding. Premiers common stock was listed on the NASD's over-the-counter market as of January 6, 1997. Pursuant to the terms of the Merger Agreement, the Premier shareholders received one share of the Company for every share of Premier common stock they held, all Premier stock was cancelled, and Premier was merged with and into the Company, leaving the Company as the surviving entity. The Merger was effective on April 16, 1997.

  The address of the Companys principal executive offices is 2940 W. Willetta, Phoenix, AZ 85009. The Company's telephone number is (602) 352-1165. Unless otherwise noted, the "Company" as used in this Prospectus, will refer to the consolidated entities described above.

BUSINESS

  New Directions, Inc. was established in 1989 by the Horner family. Previously, Jack Horner, Sr. And Jr. both owned and managed separate chains of furniture stores in the Southwest United States. Jack Jr. was also a factory representative for different furniture manufacturers over a period of 10 years. In the late 1980's, they saw the increasing demand for quality oak furniture and the lack of an adequate supply of the product. Consequently, Jack Sr. sold the furniture store chain and established New Directions, Inc. with his two sons.

  The Company manufactures quality oak furniture using no particle board. Its product line consists mainly of entertainment centers, wall units, and room dividers; however, it also offers bookshelves, bedroom suites, and other oak furniture units. The Company prides itself on the quality of its products.

  The Company's customers are located throughout the United States, as well as Canada and Puerto Rico. Because of its very strict credit terms, the Company has limited its opportunities for growth. In particular, its strict credit terms have made it difficult to obtain business with high volume department stores and large furniture chains.

  Despite the Horner's conservative management, the business has expanded from 12 employees and a 10,000 sq. ft. production facility, to 80 employees in a 34,000 sq. ft. facility. Revenues have grown to over $5 million for the fiscal year ending June 30, 1996. The Company's growth has been financed entirely by internally generated funds.

  Primarily due to his declining health, Jack Sr. wished to retire from the business. For personal reasons, neither of Jack Sr.'s sons desired to assume control of the Company from their father. Consequently, the family offered the business for sale. Jack Jr. expressed a strong interest in remaining with the business after the change in ownership. New management agreed to keep him in the business to ensure a smooth management transition and to take advantage of his extensive knowledge gained from 15 years of experience in the furniture trade.

MARKET OPPORTUNITIES

  The market for quality oak furniture has grown considerably in the past five years as demonstrated by the growth of specialty oak furniture stores such as Oak Express and Oak Showcase. In addition, the oak furniture market has also grown within the larger department and furniture stores. One reason for the markets growth has been the aging of the baby boomer population. As the baby boomers age, they typically prefer and purchase more traditional furniture, such as oak furniture, as opposed to furniture constructed with more contemporary, man-made materials. This factor alone will continue to create significant growth opportunities in the existing market for entertainment centers, wall units, bedroom suites, tables, and all other typical home furniture pieces.

  Another market that may be pursued is the international market. Excluding sales to Canada, New Directions does not export its products despite the fact that oak furniture manufactured in the United States is popular in Europe and other foreign markets.

  The Company also has significant opportunities within the existing domestic United States marketplace. This market could easily be further exploited through more aggressive marketing, more flexible credit terms (while including the cost of extending credit in the price of the product) and by exploring means of further expanding in the United States.

  Notably, the Company currently makes minimal expenditures for marketing and advertising its products. Media advertising has averaged less than $20,000 annually, reflecting the Horners' conservative management style. More aggressive marketing will not only increase sales but will allow higher pricing of products and increased margins.

GROWTH THROUGH ACQUISITIONS

  The oak furniture manufacturing business is not dominated by any major entity and thus offers major opportunity for future acquisitions.
Manufacturers of related or complementary home decor goods and products could also be candidates for acquisition.

PRODUCTION

  The Company maintains its manufacturing operations in a 34,000 sq. ft. building located near Phoenix, Arizona. Together with its administrative offices, the Company occupies the entirety of the building under the terms of a lease expiring March 1, 2000.

  Due in part to the Horner's prior lack of experience managing a manufacturing operation, the Company's production line was deliberately designed to be simplistic with a significant amount of manual labor. By minimizing large investments in manufacturing equipment, the Horners' significantly restricted the Company's ability to take advantage of opportunities to reduce labor costs and to streamline its manufacturing operations. With more sophisticated management, the new management team believes that New Directions is capable of producing higher quality, higher value products with only a minimal increase in cost.

MAJOR SUPPLIERS/CUSTOMERS/CONTRACTS

  No single customer accounts for more than ten percent of New Directions' annual sales, nor is New Directions reliant upon any single supplier for any raw materials, parts or other supplies used in the Company's manufacturing process which are not readily available on the open market at reasonable prices and in adequate quantities for the Company's current and anticipated levels of operations.

COMPETITION

  The Company faces competition from numerous companies, certain of which are more established, benefit from greater market recognition, and have greater financial, production and marketing resources than the Company. The Company's products compete on the basis of certain factors, including quality and price. The Company's competitors include Thornwood; Aspen, Inc.; and Legends.

PROPERTIES

  The Company rents a 34,000 square foot facility in Phoenix, Arizona which includes offices and manufacturing space, pursuant to a lease agreement entered into on November 11, 1992. The term of the lease covers the period of March 1993 through March 1998, and requires monthly payments of approximately $7,500. On May 27, 1997, the Company executed a proposal to extend the lease through March 2000 at an average monthly payment of approximately $8,500 for the first year of the extension and approximately $9,500 for the second year of the extension. The Company also leases showrooms in San Francisco, California and North Carolina which require approximate monthly lease payments of $1,920 and $1,960, respectively.

EMPLOYEES

  As of the date of this Memorandum, the Company employs 75 full-time employees. The Company hires independent contractors on an "as needed" basis only. The Company has no collective bargaining agreements with its employees. The Company believes that its employee relationships are satisfactory.

LITIGATION

  There is no litigation currently pending or threatened against the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and officers of the Company as of the date of this Prospectus are as follows:

   NAME                               AGE               POSITION
   ----                               ---               --------
   Sean F. Lee......................   56 Chairman of the Board
                                          President, Chief Operating Officer,
   Donald A. Metke..................   62 Chief Financial Officer, Director
                                          Executive Vice President, Secretary,
   Jack Horner, Jr. ................   41 Director

SEAN F. LEE, CHAIRMAN OF THE BOARD OF DIRECTORS

  Sean F. Lee has served in management positions in the retail industry since 1963. Recently Mr. Lee was co-founder and chairman of INFOPAK, a company which manufactured a hand held computer and created custom software for the real estate industry. He held the position of Chairman from inception in January 1991 until its sale in October 1996. In October 1996 Mr. Lee accepted the position of co-founder Chairman of Soyclean, a manufacturer of cleaners and solvents for the retail market. Mr. Lee's retail experience includes 18 years with Montgomery Ward, starting as a trainee and ending in 1981 as merchandise manager for the Western region. In 1982 he joined W.R. Grace as a divisional Vice President ending in 1986 as C.E.O. of Grace Homecenters West. Mr. Lee was C.E.O. of Homebase a $1.7 billion home improvement claim in 1988 and 1989. He holds a B.S. in economics from Hood College, Frederick Maryland.

DONALD A. METKE, PRESIDENT, CHIEF OPERATING OFFICER, CHIEF FINANCIAL OFFICER, DIRECTOR

  Donald A. Metke's business background includes extensive consulting for Yucaipa Companies of Los Angeles, California, and Smitty's Supermarkets, Phoenix, Arizona. From 1990 to 1993 Mr. Metke served as Executive Vice President for Almac's Supermarkets, Providence, Rhode Island, and from 1988 to 1990 he served as Executive Vice President of Marketing for Chas. P. Young, the leader in the financial and securities printing fields. Mr. Metke was a partner with MultiServices of Orlando, Florida from 1983 to 1988 with involvement in sales, and mergers and acquisitions of small and medium sized companies. He was President of the Consumer Products Division of Petrolane from 1977 to 1983 with responsibility for Supermarkets (Stater Brothers, 92 stores in California), Health Services (44 hospitals in the West and Midwest), and 92 automotive stores.

JACK HORNER, JR., EXECUTIVE VICE PRESIDENT, SECRETARY, DIRECTOR

  Jack Horner, Jr. was a co-founder of New Directions and was instrumental in its development from inception to over $5 million in sales annually. From 1987 to 1990, he was a manufacturer's representative covering the Southwestern United States for three separate furniture companies. From 1985 to 1987, he owned and operated retail furniture stores in Phoenix, Arizona and has been a central figure in the management of New Directions since its establishment in 1989.

  The number of directors may be fixed from time to time by the Board of Directors. The Board of Directors presently consists of three directors. Each of the Company's directors hold office until their respective successors are elected at the next annual meeting of shareholders. Vacancies in the Board of Directors are filled by a majority vote of the remaining directors or by a shareholder vote called expressly for such purpose.

EXECUTIVE COMPENSATION

  The following shows the annual amounts which the Company anticipates paying each new executive officer and director following the acquisition of New Directions. The Company will have employment agreements with all of its executive officers and directors. The Company's Board of Directors authorized the compensation of several of its officers with restricted shares of the Company's Common Stock and options. The following officers of the Company receive the following annual cash salaries and other compensation:

                          SUMMARY COMPENSATION TABLE

                                                                    ANNUAL
                 NAME AND PRINCIPAL POSITION               YEAR SALARY(1)(2)(3)
                 ---------------------------               ---- ---------------
   Sean F. Lee, Chairman.................................. 1997    $ 60,000
   Donald A. Metke, President, Chief Operating Officer,
    Chief Financial Officer, Director..................... 1997    $130,000(4)
   Jack Horner, Jr., Executive Vice President, Secretary,
    Director.............................................. 1997    $100,000
   All Officers as a Group (3 persons).................... 1997    $260,000

--------
(1) No officers received or will receive any bonus or other annual compensation other than salaries during fiscal 1997, except as set forth in footnote 4 below. The Company does not provide any personal benefits to officers of the Company, such as the cost of automobiles, life insurance, and supplemental medical insurance. The officers of the Company have an opportunity to receive additional compensation to make up for the lack of benefits. However, such sums are not included herein because the specific dollar amounts of such personal benefits cannot presently be ascertained. Management believes that the value of non-cash benefits and compensation distributed to executive officers of the Company individually or as a group during fiscal year 1997 will not exceed the lesser of $50,000 or ten percent of such officers' individual cash compensation or, with respect to the group, $50,000 times the number of persons in the group or ten percent of the group's aggregate cash compensation.

(2) No officers received or will receive any long term incentive plan (LTIP) payouts or other payouts during fiscal 1997.

(3) No officers received or will receive any awards, including restricted stock awards or securities underlying options, during fiscal 1997.

(4) Includes the payment of a $30,000 consulting fee in January 1997 for assistance with the Merger.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

  The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSACTIONS WITH AFFILIATES

  In August 1996, Sean F. Lee acquired the Option to purchase the outstanding shares of New Directions. The Company acquired the Option from Sean F. Lee, a director of the Company in exchange for the opportunity to purchase 1,530,000 shares of the Company at par value, which purchase was completed, and reimbursement for his costs associated with acquiring the option ($20,000).

  Jack Horner, Jr., a nominee director/officer of the Company is a shareholder of New Directions, Inc. The terms of the Option to purchase the outstanding shares of New Directions provides that the Company shall pay the current shareholders of New Directions a total purchase price of approximately $2.08 million over a period of four years. As a shareholder of New Directions, Mr. Horner will receive a pro rata portion of the purchase price according to his percentage ownership of New Directions.

  As part of Donald Metke and Jack Horner, Jr.'s Employment Agreement, the Company has issued to both nominee-director/officers 510,000 shares of the Company's restricted common stock in consideration for the payment of par value and to ensure their long-term commitment to the Company's future success.

  The Company's management believes that the terms of these transactions are no less favorable to the Company than would have been obtained from an unaffiliated third party in similar transactions. All future transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties, and will be approved by a majority of the disinterested directors.

EMPLOYMENT AND RELATED AGREEMENTS

  The Company entered into an Employment Agreement with Donald A. Metke, President, Chief Operating Officer, and Chief Financial Officer of the Company, on December 31, 1996. Mr. Metke commenced his employment with the Company on January 1, 1997. Pursuant to that Agreement, Mr. Metke receives a salary of $8,333.33 per month; eligibility to participate in all employment benefit plans and arrangements relating to pensions, health and life insurance, and other similar employee benefit plans or arrangements; and reimbursement of expenses. Also as part of his Agreement, the Company issued to Mr. Metke 510,000 shares of the Company's restricted common stock in consideration of the payment of par value and to ensure his long-term commitment to the Company's future success. The Employment Agreement has a term of three years and is terminable at will by Mr. Metke or for cause by the Company. There are no severance provisions. A covenant not to compete is in effect for a period of five years from January 1, 1997.

  The Company entered into an Employment Agreement with Jack Horner, Jr., Executive Vice President and Secretary on December 31, 1996. Mr. Horner commenced his employment with the Company on January 1, 1997. Pursuant to that Agreement, Mr. Horner receives a salary of $8,333.33 per month; eligibility to participate in all employment benefit plans and arrangements relating to pensions, health and life insurance, and other similar employee benefit plans or arrangements; and reimbursement of expenses. Also as part of his Agreement, the Company issued to Mr. Horner 510,000 shares of the Company's restricted common stock in consideration of the payment of par value and to ensure his long-term commitment to the Company's future success. The Employment Agreement has a term of three years and is terminable at will by Mr. Horner or for cause by the Company. There are no severance provisions. A covenant not to compete is in effect for a period of five years from January 1, 1997.

  The Company entered into a Consulting Agreement with Sean F. Lee on December 31, 1996 pursuant to which Mr. Lee will consult with the Company to assist it in its day-to-day business operations, financing, and management. Mr. Lee also serves on the board of directors of the Company. Pursuant to the Consulting Agreement, Mr. Lee receives monthly compensation of $5,000 and expense reimbursement. Mr. Lee is not an employee of the Company and, therefore, is not eligible to participate in any employment benefit plans or arrangements relating to pensions, health and life insurance, or other similar employee benefit plans or arrangements. The Consulting Agreement has a term of three years and is terminable at will by Mr. Lee or for cause by the Company. There are no severance provisions. A covenant not to compete is in effect for a period of five years from January 1, 1997.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Memorandum by:
(i) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company and (iii) all directors and officers as a group.

                                                           SHARES OF
                                                             COMMON    PERCENT
   NAME AND ADDRESS                                         STOCK(1) OF CLASS(2)
   ----------------                                        --------- ----------
   Sean F. Lee(3)......................................... 1,410,000    28.7%
   Donald Metke(3)........................................   510,000    10.4%
   Jack Horner, Jr.(3)....................................   510,000    10.4%
   Winthrop Trust, Ronald W. Tupper, TTEE.................   494,444    10.1%
    P.O. Box 11587
    Bainbridge Island, WA 98110
   Whittington Investments, Inc...........................   297,129     6.0%
    Charlotte House
    P.O. Box N-4825
    Nassau, N.P., Bahamas
   All Officers and Directors as a Group(4)............... 2,430,000    49.4%

--------
 * Less than one percent
(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
(2) Does not give any effect to the sale of all shares offered and the transactions described in the "Offering Summary."
(3) c/o Company's address: 2940 West Willetta, Phoenix, AZ 85009.
(4) None of the Company's officers or directors have any options, warrants or rights to acquire shares of the Company's common stock from the Company or other person.

                             SELLING SHAREHOLDERS

  The following table sets forth the number of shares of Common Stock which may be offered for sale from time to time by the Selling Shareholders. The shares offered for sale constitute all of the shares of Common Stock known to the Company to be beneficially owned by the Selling Shareholders. To the best of management's knowledge, none of the Selling Shareholders has or have any material relationship with the Company.

                                                                     SHARES OF
                                                                    COMMON STOCK
                     NAME OF SELLING SHAREHOLDER                     OFFERED(1)
                     ---------------------------                    ------------
   Winthrop Trust, Ronald W. Tupper TTEE...........................    494,444
   Stanley A. Levine and Lois O. Levine, JTWROS....................     30,000
   Earl T. Shannon, an individual..................................     45,000
   Bruce Walsh, an individual......................................      4,444
   Ronald L. Schneider and Lois C. Schneider, JTWROS...............     15,556
   James L. Walsh, an individual...................................      4,444
   Dwight Van Brunt, an individual.................................     27,000
   Keith Feingold and Caryn Feingold, JTWROS.......................      4,444
   Hugh L. Renfro IRA..............................................     45,000
   Whittington Investments Limited, a corporation..................    297,129
   Peter W. Mettler, an individual.................................     20,000
   David Mark Ocheltree and Kyle Ocheltree, JTWROS.................      3,500
   A. Frederick Bahr and Carole E. Crafts, JTWROS..................      3,039
   Richard Houlihan, an individual.................................      6,000
                                                                     ---------
   Total...........................................................  1,000,000
                                                                     =========

--------
(1) All of these Shares are currently restricted under Rule 144 of the 1933
    Act.

                             PLAN OF DISTRIBUTION

  The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from the sale of the Shares pursuant to this Prospectus. The Company will pay all of the expenses of the registration of the Shares, but shall not pay any commissions, discounts, and fees of underwriters, dealers, or agents.

  The Selling Shareholders may offer and sell the Shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders have advised the Company that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their Shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders. Sales may be made directly or to or through broker-dealers who may received compensation in the for of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

  The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Act.

  Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Shareholders.

  Selling Shareholders may also use Rule 144 under the Act to sell the Shares if they meet the criteria and conform to the requirements of such Rule.

                           DESCRIPTION OF SECURITIES

  The authorized capital stock of the Company currently consists of 25,000,000 shares of Common Stock, $0.001 par value. The Company has no shares of Preferred Stock.

  The Company's Transfer Agent is Atlas Stock Transfer Corp., 5899 South State Street, Salt Lake City, Utah, 84107.

  The following summary of certain terms of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation and Bylaws.

COMMON STOCK

  As of the date of this Prospectus, there are 4,916,960 shares of Common Stock outstanding.

  Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

  Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until the Company is profitable.

  Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered hereby will be, upon issuance, fully paid and non-assessable.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Horwitz & Beam, Irvine, California.

                                    EXPERTS

  The Financial Statements of the Company for the fiscal years ended June 30, 1995 and June 30, 1996, the six months ended December 31, 1995 and December 31, 1996, and the five months ended May 31, 1997, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance on the report of Evers & Company, Ltd., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       NEW DIRECTIONS MANUFACTURING, INC.

                                 BALANCE SHEET

                                                                    MAY 31, 1997
                                                                    ------------
                              ASSETS
                              ------
Current assets:
  Cash and cash equivalents........................................  $  385,346
  Accounts receivable, net of allowance for
   doubtful accounts of $27,784 in 1997............................     634,689
  Inventory........................................................     253,252
  Prepaid expenses.................................................      19,958
                                                                     ----------
    Total current assets...........................................  $1,293,245
Property and equipment, net........................................     320,153
Deposits...........................................................       9,074
Other assets, net..................................................     733,335
Goodwill...........................................................     565,725
                                                                     ----------
    Total assets...................................................  $2,921,532
                                                                     ==========
               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------
Current liabilities:
  Current portion of capital lease obligations.....................  $   24,165
  Current portion of Covenant not to Compete.......................     234,364
  Accounts payable.................................................     176,747
  Accrued liabilities..............................................      30,268
  Commissions payable..............................................      10,874
  Accrued payroll and payroll taxes................................           0
   Income taxes payable............................................       9,360
                                                                     ----------
    Total current liabilities......................................     485,776
                                                                     ----------
Capital lease obligations, net of current portion..................      15,704
Covenant not to Compete, net of current portion....................     493,698
                                                                     ----------
Stockholders' equity:
  Common stock, $0.001 par value. 25,000,000 shares authorized:
   4,916,960 shares issued and outstanding.........................       4,917
  Additional paid in capital.......................................   1,893,358
  Retained earnings................................................      28,079
                                                                     ----------
                                                                     $2,921,532
                                                                     ==========

                       NEW DIRECTIONS MANUFACTURING, INC.

                            STATEMENTS OF OPERATIONS

                                                                    FIVE MONTHS
                                                                       ENDED
                                                                    MAY 31, 1997
                                                                    ------------
Sales, net of returns and allowances...............................  $2,704,753
                                                                     ----------
Cost of sales:
  Materials........................................................   1,604,384
  Labor............................................................     405,433
  Overhead.........................................................     231,421
                                                                     ----------
                                                                      2,241,238
                                                                     ----------
    Gross profit...................................................     463,515
                                                                     ----------
Selling, general and administrative expenses:
  Officers' compensation...........................................     107,725
  Administrative salaries..........................................      34,433
  Advertising and promotion........................................      44,896
  Commissions......................................................      37,564
  Travel and entertainment.........................................       5,609
  Depreciation expense.............................................      69,165
  Other............................................................     108,627
                                                                     ----------
                                                                        408,018
    Income (loss) from operations..................................      55,497
                                                                     ----------
Other income (expense)
  Interest income..................................................      11,591
  Interest expense.................................................     (29,649)
                                                                     ----------
                                                                        (18,058)
                                                                     ----------
    Net income (loss) before provision for income tax (benefit)....      37,439
Provision for income taxes (benefit)...............................       9,360
                                                                     ----------
    Net income (loss)..............................................      28,079
Retained earnings, beginning.......................................           0
Retained earning, ending...........................................  $   28,179
                                                                     ==========

                       NEW DIRECTIONS MANUFACTURING, INC.

                            UNAUDITED BALANCE SHEETS

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................. $    --  $ 55,238
  Accounts receivable, net...................................  483,251  520,412
  Inventory..................................................  151,704  122,381
                                                              -------- --------
    Total current assets.....................................  634,955  698,031
                                                              -------- --------
  Property and equipment, net................................   37,588   61,092
  Deposits...................................................    8,520    8,520
                                                              -------- --------
                                                              $681,063 $767,643
                                                              ======== ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Current portion of capital lease obligations............... $ 25,339 $ 19,716
  Accounts payable...........................................  206,121  234,315
  Accrued rent...............................................    8,000    7,900
  Commissions payable........................................    9,806    8,450
  Other......................................................      --       457
                                                              -------- --------
    Total current liabilities................................  249,266  270,838
                                                              -------- --------
Capital lease obligations, net of current portion............   24,387   36,948
                                                              -------- --------
Stockholders' equity
  Common stock, $1.00 par value. 1,000,000 shares authorized;
   1,000 shares issued and outstanding.......................    1,000    1,000
  Retained earnings..........................................  406,410  458,857
                                                              -------- --------
                                                               407,410  459,857
                                                              -------- --------
Commitments and subsequent events (see notes)................ $681,063 $767,643
                                                              ======== ========

                       NEW DIRECTIONS MANUFACTURING, INC.

                       UNAUDITED STATEMENTS OF OPERATIONS

                                                          SIX MONTHS ENDED
                                                            DECEMBER 31,
                                                        ----------------------
                                                           1996        1995
                                                        ----------  ----------
Sales, net of returns and allowances................... $2,872,989  $2,789,447
                                                        ----------  ----------
Cost of sales:
  Materials............................................  1,841,993   1,943,650
  Labor................................................    408,091     389,742
  Overhead.............................................    169,489     107,726
                                                        ----------  ----------
                                                         2,419,573   2,441,118
                                                        ----------  ----------
    Gross profit.......................................    453,416     348,329
                                                        ----------  ----------
Selling, general and administrative expenses:
  Officers' compensation...............................    427,701     266,382
  Administrative salaries..............................     71,165      33,708
  Advertising and promotion............................     72,798      35,434
  Commissions..........................................     30,007      22,232
  Travel and entertainment.............................      7,946      10,060
  Vehicle leasing......................................     10,267       9,172
  Other................................................     79,542      80,197
                                                        ----------  ----------
                                                           699,426     457,185
                                                        ----------  ----------
    Loss from operations...............................   (246,010)   (108,856)
                                                        ----------  ----------
Other income (expense)
  Interest income......................................      3,790       2,438
  Interest expense.....................................     (4,514)     (4,792)
                                                        ----------  ----------
                                                              (724)     (2,354)
                                                        ----------  ----------
    Net loss before provision for income taxes
     (benefit).........................................   (246,734)   (111,210)
Provision for income taxes (benefit)...................    (33,000)        --
                                                        ----------  ----------
    Net loss...........................................   (213,734)   (111,210)
Retained earnings, beginning...........................    620,144     570,067
                                                        ----------  ----------
Retained earnings, ending.............................. $  406,410  $  458,857
                                                        ==========  ==========

                       NEW DIRECTIONS MANUFACTURING, INC.

                       UNAUDITED STATEMENTS OF CASH FLOWS

                                                           SIX MONTHS ENDED
                                                             DECEMBER 31,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
Cash flows from operating activities:
  Net loss............................................... $(213,734) $(111,210)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation & amortization..........................    24,775     13,749
    Increase in receivables..............................  (137,806)  (204,954)
    Decrease in inventory................................    59,296     88,619
    Decrease in prepaid expenses.........................     7,790        --
    Decrease in deferred taxes...........................    11,000        --
    Increase (decrease) in rent payable..................     8,000        (52)
    Increase in accounts payable.........................    62,357    111,562
    Decrease in commissions payable......................    (6,784)    (4,765)
    Decrease in accrued payroll and payroll taxes........    (3,146)    (8,234)
    Decrease in accrued retirement contribution..........   (40,000)
    Decrease in other liabilities........................      (457)
    Decrease in income taxes payable.....................   (44,000)       --
                                                          ---------  ---------
      Net cash used in operating activities..............  (232,709)  (155,285)
                                                          ---------  ---------
Cash flows for financing activities:
  Payment of capital lease obligations...................   (11,242)    (8,777)
                                                          ---------  ---------
Net decrease in cash and cash equivalents................  (243,951)  (164,062)
Cash and cash equivalents, beginning of period...........   243,951    219,300
                                                          ---------  ---------
Cash and cash equivalents, end of period................. $       0  $  55,238
                                                          =========  =========

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors
New Directions Manufacturing, Inc.

  We have audited the accompanying balance sheets of New Directions Manufacturing, Inc. as of June 30, 1996 and the related statements of operations and cash flows for the years ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Directions Manufacturing, Inc. as of June 30, 1996 and the results of its operations and its cash flows for the years ended June 30, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          Evers & Company, Ltd.

June 26, 1997
Phoenix, Arizona

                       NEW DIRECTIONS MANUFACTURING, INC.

                                 BALANCE SHEET

                                 JUNE 30, 1996

                                ASSETS
                                ------
Current assets:
  Cash and cash equivalents........................................... $243,951
  Accounts receivable, net of allowance for doubtful accounts of
   $26,000............................................................  345,446
  Inventory...........................................................  211,000
  Prepaid expenses....................................................    7,790
                                                                       --------
    Total current assets..............................................  808,187
                                                                       --------
Property and equipment, net...........................................   62,363
Deferred income taxes.................................................   11,000
Deposits..............................................................    8,520
                                                                       --------
                                                                       $890,070
                                                                       ========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current liabilities:
  Current portion of capital lease obligations........................ $ 23,418
  Accounts payable....................................................  143,764
  Commissions payable.................................................   16,590
  Advances from officers..............................................      457
  Accrued payroll and payroll taxes...................................    3,146
  Income taxes payable................................................   44,000
                                                                       --------
    Total current liabilities.........................................  231,375
                                                                       --------
Capital lease obligations, net of current portion.....................   37,550
                                                                       --------
Stockholders' equity
  Common stock, $1.00 par value. 1,000,000 shares authorized;
   1,000 shares issued and outstanding................................    1,000
  Retained earnings...................................................  620,145
                                                                       --------
                                                                        621,145
                                                                       --------
Commitments and subsequent events (see notes)......................... $890,070
                                                                       ========


                See accompanying notes to financial statements.

                       NEW DIRECTIONS MANUFACTURING, INC.

                            STATEMENTS OF OPERATIONS

                                                             FOR THE YEARS
                                                             ENDED JUNE 30,
                                                         ----------------------
                                                            1996        1995
                                                         ----------  ----------
Sales, net of returns and allowances.................... $5,802,480  $4,607,085
                                                         ----------  ----------
Cost of sales:
  Materials.............................................  3,747,999   2,902,099
  Labor.................................................    758,343     590,822
  Overhead..............................................    264,004     231,466
                                                         ----------  ----------
                                                          4,770,346   3,724,387
                                                         ----------  ----------
    Gross profit........................................  1,032,134     882,698
                                                         ----------  ----------
Selling, general and administrative expenses:
  Officers' compensation................................    560,122     510,144
  Administrative salaries...............................     59,887      88,403
  Advertising and promotion.............................    102,706     103,965
  Commissions...........................................     84,003      51,582
  Retirement plan contribution..........................        --       40,000
  Travel and entertainment..............................     11,898      21,210
  Contributions.........................................     25,887      20,419
  Vehicle leasing.......................................     18,310      16,155
  Other.................................................     81,846      67,803
                                                         ----------  ----------
                                                            944,659     919,681
                                                         ----------  ----------
    Income (loss) from operations.......................     87,475     (36,983)
                                                         ----------  ----------
Other income (expense)
  Interest income.......................................      5,774       6,369
  Interest expense......................................    (10,171)    (10,756)
                                                         ----------  ----------
                                                             (4,397)     (4,387)
                                                         ----------  ----------
    Net income (loss) before income taxes (benefit).....     83,078     (41,370)
Provision for income taxes (benefit)....................     33,000     (11,000)
                                                         ----------  ----------
    Net income (loss)...................................     50,078     (30,370)
Retained earnings, beginning............................    570,067     600,437
                                                         ----------  ----------
Retained earnings, ending............................... $  620,145  $  570,067
                                                         ==========  ==========



                See accompanying notes to financial statements.

                       NEW DIRECTIONS MANUFACTURING, INC.

                            STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED
                                                                JUNE 30,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
Cash flows from operating activities:
  Net income (loss)........................................ $ 50,078  $(30,370)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Depreciation & amortization............................   27,496    30,961
    Decrease (increase) in receivables.....................  (29,988)  142,451
    Increase in inventory..................................      --    (20,000)
    Increase in prepaid expenses...........................   (7,790)    6,738
    Increase in accounts payable...........................   11,075    17,462
    Increase (decrease) in commissions payable.............    3,375    (3,520)
    Decrease in accrued payroll and payroll taxes..........   (3,104)  (12,349)
    Decrease in officer advances...........................      --    (52,086)
    Increase (decrease) in accrued retirement contribution.  (40,000)    5,000
    Increase (decrease) in income taxes payable............   33,000   (11,000)
                                                            --------  --------
      Net cash provided by operating activities............   44,142    73,287
                                                            --------  --------
Cash flows for investing activities:
  Acquisition of property and equipment....................      --     (4,985)
                                                            --------  --------
Cash flows for financing activities:
  Payment of capital lease obligations.....................  (19,491)  (14,697)
                                                            --------  --------
Net increase in cash and cash equivalents..................   24,651    53,605
Cash and cash equivalents, beginning of period.............  219,300   165,695
                                                            --------  --------
Cash and cash equivalents, end of period................... $243,951  $219,300
                                                            ========  ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest............................................... $ 10,171  $ 10,756
    Income taxes...........................................
                                                            --------  --------

Supplemental schedule of noncash investing and financing activities:

    During 1996 and 1995, the Company acquired equipment costing $15,018 and $25,575, respectively, using financing leases.


                See accompanying notes to financial statements.

                      NEW DIRECTIONS MANUFACTURING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentations

    New Directions Manufacturing, Inc. (The Company) manufactures oak furniture in Phoenix, Arizona and primarily sells to customers in the western United States. The accompanying financial statements were prepared in accordance with generally accepted accounting principles which necessitate the use of management estimates in preparing the statements.

  (b) Cash Equivalents

    Cash equivalents include money market accounts and other short-term investments with an original maturity of three months or less.

  (c) Inventory

    Inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  (d) Property and Equipment

    Property and equipment is recorded at cost and is being depreciated over estimated useful lives of five years using the straight-line method.

  (e) Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards #109.

2. INVENTORY

  Inventory consists of the following:

      Raw materials.................................................... $120,800
      Work-in-process..................................................   74,500
      Finished goods...................................................   15,700
                                                                        --------
                                                                        $211,000
                                                                        ========

                      NEW DIRECTIONS MANUFACTURING, INC.

                                 JUNE 30, 1996


3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

     Machinery and equipment.......................................... $203,572
     Office furniture & equipment.....................................   18,463
                                                                       --------
                                                                        222,035
     Less: Accumulated depreciation...................................  159,672
                                                                       --------
                                                                       $ 62,363
                                                                       ========

4. LEASE COMMITMENTS

  The Company leases its plant in Phoenix and showrooms in San Francisco and North Carolina under non-cancelable operating leases. In addition to rent, the leases generally require the Company to pay increases in the operating expenses of the properties.

  The Company also leases certain equipment, with a cost of $110,550 and accumulated depreciation of $58,044, under non-cancelable financing leases. Certain leases contain purchase options. The leases require the Company to pay all operating expenses and taxes related to the equipment.

  Future minimum lease obligations at June 30, 1996, are as follows:

                       YEAR ENDING JUNE 30,                    CAPITAL OPERATING
                       --------------------                    ------- ---------
           1997..............................................  $31,552 $100,748
           1998..............................................   22,894   59,773
           1999..............................................   11,612
           2000..............................................    8,013
           2001..............................................    2,567
                                                               ------- --------
                                                                76,638 $160,521
                                                                       ========
     Less amounts representing interest at rates ranging from
      16% to 19%.............................................   15,670
                                                               -------
     Present value of capital lease obligations..............   60,968
     Current portion.........................................   23,418
                                                               -------
     Capital lease obligations, net of current portion.......  $37,550
                                                               =======

  Rent expense for the years ended June 30, 1996 and 1995 was $99,627 and $91,518 respectively.

5. INCOME TAXES

  Deferred income taxes consists of the following:

     Leases capitalized for financial statement purposes............... $ 3,400
     Differences in tax and book depreciation..........................   7,600
                                                                        -------
                                                                        $11,000
                                                                        =======

  The Company filed federal and state corporate tax returns through December 31, 1995. As such, the tax provision at June 30, 1996, has been adjusted to reflect 50% of the surtax exemptions.

                      NEW DIRECTIONS MANUFACTURING, INC.

                                 JUNE 30, 1996


6. PROFIT SHARING PLAN

  The Company adopted a profit sharing plan on January 1, 1992 which covers substantially all full-time employees with more than one year of service. Contributions to the plan are at the discretion of the board of directors. No contributions were approved for the year ended June 30, 1996. The board granted a $40,000 contribution during the year ended June 30, 1995. Management intends to terminate the plan upon completion of the sale described in note 8.

7. CONCENTRATION OF RISK

  As of June 30, 1996, the Company maintained cash accounts in a single financial institution which exceeded federally insured limits by approximately $230,000.

8. SUBSEQUENT SALE OF SHAREHOLDERS' INTERESTS

  On July 17, 1996, the shareholders and the Company entered into an agreement whereby the shareholders of New Directions will sell all of their stock to United Renewal & Development Corp. The selling shareholders are to receive $1,280,000 at closing and will finance $800,000 over five years at 8% interest. The seller will retain all cash in the corporation on the closing date and will be responsible for the payments of all payables existing on the closing date. In addition, any excess of receivables over payables which exceeds $300,000 (net receivables) at closing will be paid to the sellers as those receivables are collected. Any shortage in net receivables at closing will reduce the purchase price and the cash payment required.

  The agreement provides for a five-year covenant not-to-compete by the original shareholders of New Directions Manufacturing, Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Nevada Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such persons own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   SEC Registration Fee................................................ $ 1,514
   Accounting Fees and Expenses........................................ $ 5,000
   Legal Fees and Expenses............................................. $25,000
   Printing Expenses................................................... $ 5,000
   Miscellaneous....................................................... $   486
                                                                        -------
       Total........................................................... $37,000
                                                                        =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  On January 9, 1997, the Company commenced a private placement of 1,000,000 shares of Common Stock at $2.25 per share (the "Private Placement"). The Private Placement was exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The shares sold in the Private Placement are being registered herein. The offering generated net proceeds of approximately $1,932,500, net of offering costs and expenses and commissions of $317,500.

ITEM 27. EXHIBITS

 EXHIBIT
 -------
  3.1    Articles of Incorporation of New Directions Manufacturing, Inc., a
         Nevada corporation, dated January 9, 1997
  3.2    Amendment to Articles of Incorporation of New Directions
         Manufacturing, Inc., a Nevada corporation, dated May 29, 1997
  3.3    Bylaws of New Directions Manufacturing, Inc., dated May 29, 1997
  4      Option Agreement between New Directions Manufacturing, Inc. and
         Horwitz & Beam, Inc., dated June 9, 1997
  5      Opinion of Horwitz & Beam
 10.1    Employment Agreement, dated December 31, 1996, between New Directions
         Manufacturing, Inc. and Donald A. Metke
 10.2    Employment Agreement, dated December 31, 1996, between New Directions
         Manufacturing, Inc. and Jack Horner, Jr.
 10.3    Consulting Agreement, dated December 31, 1996, between New Directions
         Manufacturing, Inc. and Sean F. Lee
 10.4    Lease Agreement, dated November 11, 1992*
 10.5    Plan of Merger between Premier Ventures, Inc. and New Directions
         Manufacturing, Inc., dated February 25, 1997
 10.6    Articles of Merger between Premier Ventures, Inc. and New Directions
         Manufacturing, Inc., dated March 14, 1997
 24.1    Consent of Horwitz & Beam (included in their opinion set forth in
         Exhibit 5 hereto)
 24.2    Consent of Evers & Company, Ltd.*
 25      Power of Attorney (see signature page)

--------
* To be filed by Amendment

ITEM 28. UNDERTAKINGS

  The undersigned registrant hereby undertakes to:

    (1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

      (iii) Include any additional or changed material information on the plan of distribution.

  For determining liability under the Securities, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                                  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Phoenix, State of Arizona on June 4, 1997.

                                          New Directions Manufacturing, Inc.

                                          By    /s/ Donald A. Metke
                                            ___________________________________
                                                     Donald A. Metke
                                           President, Chief Operating Officer,
                                            Chief Financial Officer, Director

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS APPOINTS DONALD A. METKE AS HIS AGENT AND ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION TO EXECUTE FOR HIM AND IN HIS NAME, IN ANY AND ALL CAPACITIES, ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT TO WHICH THIS POWER OF ATTORNEY IS ATTACHED. IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/  Donald A. Metke           President, Chief Operating       June 4, 1997
____________________________________ Officer, Chief Financial
          Donald A. Metke            Officer, Director



      /s/  Jack Horner, Jr.          Executive Vice President,        June 4, 1997
____________________________________  Secretary, Director
         Jack Horner, Jr.


        /s/  Sean F. Lee             Director                         June 4, 1997
____________________________________
            Sean F. Lee